Exhibit 99.1

ADDITIONAL INFORMATION

The name and present principal occupation or employment of each of the SCW Management Directors and Officers is set forth below. Except as otherwise described herein, the business address of each person named below is 3131 Turtle Creek Blvd, Suite 302, Dallas, TX 75219. Each natural person named below is a citizen of the United States of America. During the last five years, no person named below has been convicted in a criminal proceeding, or was a party to a civil proceeding, required to be disclosed herein.

Name	Title & Principal Occupation
Robert N. Cathey	Co-Managing Partner and Principal
G. Stacy Smith	Co-Managing Partner and Principal
John R. Wagner	Co-Managing Partner and Principal

The aggregate number and percentage of shares of Common Stock of the Issuer beneficially owned by each of the SCW Management Directors and Officers is set forth below.

Name	Aggregate Number		Percentage of Class	Sole Power to Vote		Shared Power to Vote	Sole Power to Dispose		Shared Power to Dispose
Robert N. Cathey	36,500	(1)	Less than 1%	36,500	(1)	0	36,500	(1)	0
G. Stacy Smith	15,000		Less than 1%	15,000		0	15,000		0
John R. Wagner	30,500		Less than 1%	30,500		0	30,500		0

(1)	Includes (i) 11,500 shares of Common Stock of the Issuer held by Robert Cathey individually and (ii) 25,000 shares of Common Stock of the Issuer held in the Robert N. Cathey IRA Contributory.